THE AES CORPORATION

INSIDER TRADING POLICY

(Adopted February 21, 2025)

BACKGROUND:
This Insider Trading Policy (the “Policy”)1 provides guidelines with respect to transactions in the securities of The AES Corporation, as well as the handling of confidential information about The AES Corporation and the entities with which The AES Corporation does business, including each domestic and foreign subsidiary, partnership, venture or other business association that is effectively controlled by The AES Corporation, either directly or indirectly (collectively, “AES” or the “Company”). This Policy is designed to prevent insider “trading” (as defined below under “Definitions”) or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to review, understand and comply with this Policy. Should you have any questions regarding this Policy, please see the “Contacts for Questions” section of this Policy.
Any individual who violates this Policy is subject to disciplinary action, including termination of employment. If any AES Person, as defined below, has questions about this Policy or its provisions, he or she should consult with the General Counsel or the Chief Corporate Counsel. Violations or suspected violations of this Policy should be reported to either the General Counsel or the Chief Corporate Counsel.
PERSONS SUBJECT TO THE POLICY:
This Policy applies to the Company and all “AES Persons” (defined as directors, officers, employees, temporary employees, independent consultants and contractors of the Company, at all levels, domestic and international, and with any relationship to the Company). This Policy also applies to (1) anyone who resides with or lives in an AES Person’s household, and any family members who do not live in an AES Person’s household but whose transactions in “AES Securities” (as defined below under “Definitions”) are directed by, or are subject to, the influence or control of an AES Person, such as parents or children
1 This Policy supersedes The AES Corporation Securities Trading Policy dated July 2019, in its entirety. Please note this Policy addresses the U.S. securities laws and restrictions applicable to the securities issued by the Company, as defined herein. Refer to local policies with respect to applicable securities laws and restrictions. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law, but also for possible application of U.S. securities laws.

(collectively, “Family Members”), and (2) entities influenced or controlled by an AES Person (“Related Entities”). It is each AES Person’s obligation to ensure that Family Members and Related Entities are aware of, and understand and comply with, the provisions and obligations of this Policy.
The Company, AES Persons, Family Members and Related Entities must act in a manner that does not misuse “material” (as defined below under “Definitions”) financial or other information about the Company that has not been publicly disclosed. Failure to do so could damage the Company’s reputation. Additionally, in some countries, including the United States, insider trading violates laws that impose strict penalties, including fines and imprisonment, upon both companies and individuals.
PURPOSE OF THE POLICY:
Maintaining the confidence of stockholders and the public markets is important. The principle underlying this Policy is fairness in dealings with other persons, which requires that AES Persons, Family Members and Related Entities not take personal advantage of undisclosed information to the detriment of others who do not have such information.
It is important that each AES Person understand the breadth of activities that constitute illegal insider trading and their consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously, from both a criminal and civil perspective. Cases have been successfully prosecuted against individuals as a result of trading (1) by employees through foreign accounts, (2) by Family Members and friends, and (3) involving only a small number of shares. There are no exceptions for small or “immaterial” transactions.
SEC Rule 10b-5 prohibits trading on the basis of material “nonpublic information” (as defined below under “Definitions”). Under the federal securities laws, individuals who engage in insider trading or tipping can be liable for substantial criminal and civil penalties, imprisonment and/or private party damages. In addition to criminal and civil penalties and damage to reputation, violation of this Policy may result in termination of employment.
THE POLICY:
NO TRADING ON OR TIPPING OF MATERIAL NONPUBLIC INFORMATION
1.    Neither the Company nor any AES Person, Family Member or Related Entity may buy, sell or otherwise engage in any transactions, directly or indirectly through third parties, in AES Securities if the Company or such person or entity, as applicable, is in possession of material nonpublic information.
2.    No AES Person may, directly or indirectly, disclose material nonpublic information either (a) to persons within the Company whose jobs do not require them to have that information, or (b) to persons outside the Company including, but not limited to, Family Members, Related Entities, friends, business associates, investors, and consulting firms, in each case unless any such disclosure is authorized by the Company and made in a manner to protect such information from unauthorized disclosure.     AES Persons, Family Members and Related Entities may be liable for trading by any person (a “tippee”) to whom they have disclosed (“tipped”) material nonpublic information. Tippees inherit an insider’s duties and may be liable for trading on material nonpublic information tipped to them by an insider. Tipping may also result in the same penalties to the tipper as if he or she did actually trade. Just as tippers may be liable for the insider trading of their tippees, tippees who further pass along the material nonpublic information to other persons who trade may be similarly liable.

(Effective February 27, 2025)

3.    No AES Person, Family Member or Related Entity may make recommendations or express opinions about trading in AES Securities if such person is in possession of material nonpublic information.
4.    No AES Person, Family Member or Related Entity may buy, sell or otherwise engage in any transactions, directly or indirectly through third parties, in securities of any other company (including, without limitation, (1) a current or prospective Company customer, supplier, joint venture participant, partner, or party to a potential corporate transaction or (2) a company that is involved in a potential transaction or business relationship with the Company) if they are in possession of any material nonpublic information about that firm that they obtained in the course of their employment, or other services performed on behalf of, the Company, or any other relationship with the Company, including through an AES Person. Examples include information about a major contract or potential merger. Note that even if information is immaterial to the Company, it may nevertheless be material to the other firm.
5.    No AES Person, Family Member or Related Entity may trade in another company's securities if such person learns of material nonpublic information about AES that a reasonable investor could expect to affect such other company's stock price and/or the value of such other company’s other securities.
6.    Any trading in AES Securities on behalf of AES must be effected in accordance with the requirements set forth on Appendix B to this Policy.
OTHER PROHIBITED TRANSACTIONS
1.    The Company and AES Persons, Family Members and Related Entities may not execute short sales (a sale of securities that are not currently owned by the seller) or take short positions in AES Securities or engage in derivative or speculative transactions in AES Securities, including puts and calls.
2.    AES Persons, Family Members and Related Entities are not permitted to purchase or use, directly or indirectly through other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of AES Securities, and are prohibited from holding AES Securities in margin accounts and pledging, hypothecating or otherwise using AES Securities as collateral for a loan or other form of indebtedness.
3.    Directors and Section 16 Officers (as defined below under “Section 16 Reports”) are prohibited from maintaining an automatic rebalance feature in 401(k) savings plans or deferred compensation plans.
BLACKOUT PERIODS
Certain designated persons are prohibited from trading in AES Securities during certain time periods, known as blackout periods. The Company has established four routine quarterly blackout periods (the “Quarterly Blackout Periods”). Each Quarterly Blackout Period begins, unless otherwise communicated, on the 15th day of the third month of the quarter and generally ends two full business days after the Company’s Form 10-Q or Form 10-K is released, as applicable.
The Company and the following AES Persons are subject to the Quarterly Blackout Periods:
    Directors and officers of AES.
    Members of AES’ Global Leadership Team.

(Effective February 27, 2025)

    All AES Persons whose primary work location is AES’ headquarters in Arlington, VA
    Employees in the following job bands:
    E1 – E4
    M2– M4 (assigned to the Finance group); M4 – M5 (all groups)
    P3 – P5 (assigned to the Finance group); P6 – P7 (all groups)
    All Executive Assistants
    Other AES Persons designated by a member of AES’ Global Leadership Team, with notice to the General Counsel or the Chief Corporate Counsel.
    Employees with knowledge of, or access to, consolidated financial results or performance forecasts.
    Family Members and Related Entities of any of the above.
Examples of transactions that are prohibited during a blackout period are as follows:
    Open market purchase or sale of AES Securities.
    Purchase or sale of AES Securities through a broker.
    Exercise of stock options where all or a portion of the acquired stock is sold in the market during the blackout period.
    Switching existing balances into or out of the AES stock fund in a 401(k) savings plan, deferred compensation plan or other benefit plans.
    Gifts of AES Securities.
Examples of transactions that are permitted during a blackout period are as follows:
    Exercise of stock options where no AES Securities are sold in the market.
    Tax withholding transactions where no AES Securities are sold in the market.
    Regular and matching contributions to the AES stock fund in a benefit plan and certain transactions pursuant to deferred compensation plans as provided herein.
    Transactions that comply with pre-arranged written plans pursuant to SEC Rule 10b5-1, subject to the conditions described below.
In addition to the regular Quarterly Blackout Periods, the Company may, from time to time, impose special blackout periods upon notice to those AES Persons who are affected, such as when a material event is pending or has occurred (such as a significant transaction or a major cyber-security incident). In certain cases, the Company may not disclose the reason for the additional trading restrictions and such restrictions may apply to the individuals subjected to the Quarterly Blackout Period or such other group of AES Persons as determined by the AES General Counsel or the Chief Corporate Counsel.
Note: AES Persons not otherwise subject to the Quarterly Blackout Periods are encouraged to refrain from trading AES Securities during the Quarterly Blackout Periods to avoid the appearance of improper trading.
The Quarterly Blackout Periods apply, whether or not a reminder notice of the blackout is sent.
You are responsible for compliance with this Policy.
PRE-CLEARANCE OF AES SECURITIES TRANSACTIONS
In addition to complying with the prohibition on trading during Quarterly Blackout Periods, the following AES Persons must first obtain written pre-clearance before engaging in any transaction in AES Securities, including for transactions occurring outside a Quarterly Blackout Period:

    Directors and officers of AES.

(Effective February 27, 2025)

    Members of AES’ Global Leadership Team.
    Designated AES investor relations and corporate communications professionals.
    Designated Finance professionals.
    Participants in the Monthly Performance Review or recipients of the related Monthly Performance Review report.
    All Executive Assistants
    Family Members and Related Entities of the foregoing persons.
Transactions requiring pre-clearance include all transactions noted above as being prohibited or permitted during a blackout period, including gifts of AES Securities and any stock option exercise.
In addition, other employees are encouraged to discuss with the General Counsel or the Chief Corporate Counsel as noted below any transaction involving AES Securities to make sure there is no pending material event that could create an appearance of improper trading.
Who authorizes the pre-clearance?
    General Counsel;
    Chief Corporate Counsel; or
    Other attorneys, as may be designated from time to time by the General Counsel or the Chief Corporate Counsel.
A request for pre-clearance to trade in AES Securities should be submitted in writing to the General Counsel or the Chief Corporate Counsel (or other designated attorneys) at least two business days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (1) has reviewed this Policy and (2) is not aware of any material nonpublic information about the Company. The General Counsel, the Chief Corporate Counsel, and his or her designees will review the circumstances of the proposed trade, taking into consideration any pending material events or other material information regarding the Company that has not yet been publicly disclosed, including with respect to any anticipated or currently-operative Company repurchase programs for AES Securities. The General Counsel, the Chief Corporate Counsel, and his or her designees are under no obligation to approve any trade. If a request for pre-clearance does not receive a response, the request will be deemed to have been denied. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected prior to the earliest of (1) the close of trading on the second business day following the date of receipt of pre-clearance, unless an exception is granted, (2) the person becoming aware of material nonpublic information before the trade is executed, or (3) the pre-clearance being revoked for any reason, in which case the pre-clearance is void and the trade must not be completed. If transactions are not effected within the time limit, pre-clearance must be requested and approved in writing again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in AES Securities, and should not inform any other person of the restriction.
INDIVIDUAL RESPONSIBILITY
AES Persons, Family Members and Related Entities subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to trade in AES Securities (or the securities of another company) while in possession of material nonpublic information. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with such person, and any action on the part of the Company, the General Counsel, the Chief Corporate Counsel, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. You may also be subject to severe legal penalties under applicable securities laws.

(Effective February 27, 2025)

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances. If your transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight; that is, regulators will have the benefit of knowing how the stock price was affected once the material nonpublic information became public. As a result, before engaging in any transaction, you should carefully consider how your transaction may be viewed in hindsight. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for integrity and ethical conduct.
In the event you receive any inquiry or request for information (particularly financial results and/or projections, including to affirm or deny information about the Company) from any person or entity outside the Company, such as a stock analyst, and it is not part of your regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the General Counsel or the Chief Corporate Counsel.
This Policy applies even after termination of employment or service with the Company. If an AES Person is in possession of material nonpublic information when his or her employment or service terminates, that person, Family Members and Related Entities may not trade in AES Securities (or another company’s or entities’ securities, as described in this Policy) until such information has become public or is no longer material. In certain circumstances, AES Persons, Family Members and Related Entities may be required to continue to seek pre-clearance from the Company before trading in AES Securities for a period of time following their termination of employment or service with the Company.
ADDITIONAL GUIDANCE:
TRADING IN FLUENCE ENERGY, INC. SECURITIES
Any trading in the securities of Fluence Energy, Inc. requires prior approval from the General Counsel or the Chief Corporate Counsel.
STANDING AND LIMIT ORDERS
Due to the general lack of control over the timing of the transaction and the potential for execution at a time when you are in possession of material nonpublic information, standing and limit orders (except standing and limit orders under approved 10b5-1 plans, as described below) create heightened risks for insider trading violations and should be used only for a brief period of time and otherwise in compliance with this Policy.
TRANSACTIONS COVERED
Trading includes purchases and sales of AES Securities. Trading also includes certain transactions under Company plans, as follows:
    Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of an employee stock option (i.e., merely the conversion of the option into shares). The trading restrictions do apply, however, to any market sale of the underlying stock or any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to cover the costs of exercising the option.

    Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of stock after vesting.

(Effective February 27, 2025)

    401(k) Plan. This Policy’s trading restrictions do not apply to purchases of AES stock in the 401(k) plan resulting from a periodic contribution of money to the plan pursuant to an AES Person’s payroll deduction election. The trading restrictions do apply, however, to elections to participate in the AES stock fund of the 401(k) plan and certain elections an AES Person may make under the 401(k) plan to (a) increase or decrease the percentage of an AES Person’s periodic contributions that will be allocated to the AES stock fund; (b) make an intra-plan transfer of an existing account balance into or out of AES stock fund; (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of an AES Person’s AES stock fund balance; and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the AES stock fund.

    Deferred Compensation Plans. This Policy’s trading restrictions generally do not apply to acquisitions of AES Securities (or their equivalent) in your deferred compensation account resulting from periodic deferrals of compensation pursuant to the deferral methods allowed under the applicable deferred compensation plan and your advance, irrevocable deferral election. The trading restrictions do apply, however, to an election to participate in the AES stock fund of a deferred compensation plan and an election to (a) increase or decrease the percentage of periodic contributions that will be allocated to, or terminate investing in, the AES stock fund of the deferred compensation plan; and (b) make an intra-plan transfer of an existing account balance into or out of the AES stock fund.

TRANSACTIONS BY FAMILY MEMBERS AND RELATED ENTITIES
As stated above, the Policy applies with equal force to Family Members and Related Entities. All AES Persons are responsible for ensuring that Family Members and Related Entities do not engage in the activities restricted or prohibited under this Policy. As such, AES Persons should ensure that all Family Members and Related Entities are aware of the need to confer with such AES Person before the Family Member or Related Entity trades in AES Securities. AES Persons should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
Note that this Policy does not, however, apply to transactions in AES Securities where the purchase or sale decision is made by a third party that is not controlled by, influenced by, or related to the AES Person, Family Member or Related Entity (such as a third party managed mutual fund account).
SECTION 16 REPORTS
Certain AES Persons are required to file reports with the SEC (including Forms 3, 4, and 5) that publicly disclose such AES Person’s trading and other transactions relating to AES Securities (“Section 16 Reports”).
Who is obligated to file Section 16 Reports?
    AES directors.
    AES officers designated as “executive officers” for SEC reporting purposes by the Board of Directors (referred to as “Section 16 Officers”).
    Certain stockholders.
Section 16 Reports are publicly available upon filing. The Office of the Corporate Secretary will assist AES directors and Section 16 Officers in preparing and filing the required Section 16 Reports; however, such reporting persons retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, a director or Section 16 Officer must, on the date of any trade, provide the Office of the Corporate Secretary with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 Report. A director or Section 16 Officer must also execute a Form 4 or other Section 16 Report (either individually or through a duly-authorized power of attorney) within a sufficient amount of

(Effective February 27, 2025)

time to allow the Office of the Corporate Secretary to electronically file the Form 4 with the SEC via EDGAR before the end of the second business day following the trade.

FORM 144 REPORTS
Certain AES Persons (i.e., all AES directors and Section 16 Officers) are required to file a Form 144 with the SEC before making an open market sale of AES Securities. A Form 144 notifies the SEC of the AES Person’s intent to sell AES Securities and is publicly available upon filing. This form is generally prepared and filed by the AES Person’s broker and is separate from, and in addition to, the Section 16 Reports filed on the AES Person’s behalf by the Office of the Corporate Secretary.
RULE 10b5-1 PLANS AND OTHER TRADING PLANS FOR AES PERSONS
SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under SEC Rule 10b-5. To be eligible to rely on this defense, an AES Person must enter into a “10b5-1 plan” for trading in AES Securities that meets the requirements of Rule 10b5-1 and AES’ Rule 10b5-1 Trading Plan Guidelines (attached as Appendix A to this Policy). AES Securities may be purchased or sold pursuant to a 10b5-1 plan without regard to certain insider trading restrictions. To comply with this Policy and AES’ Rule 10b5-1 Trading Plan Guidelines, an AES Person’s 10b5-1 plan must be pre-approved by the General Counsel or the Chief Corporate Counsel.
Any AES Person who wishes to enter into a 10b5-1 plan or other trading plan must submit the trading plan in writing to the General Counsel and the Chief Corporate Counsel for written pre-approval at least five business days prior to the entry into the plan. Subsequent modifications or terminations to any 10b5-1 plan or trading plan must also be pre-approved by the General Counsel or the Chief Corporate Counsel. Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time.
DEFINITIONS:
AES Securities include common stock, options to purchase common stock, stock appreciation rights, restricted stock and restricted stock units, preferred stock, warrants, derivative securities such as put and call options, convertible debentures and debt securities (debentures, bonds and notes) and any other securities the Company may issue from time to time.
Chief Corporate Counsel means AES Chief Corporate Counsel
General Counsel means AES General Counsel
material. In general, information is considered “material” if there is a reasonable likelihood that an investor would consider such information important in a decision to buy, sell or hold securities. Any information that could be expected to affect the price of the securities, whether positive or negative, may be considered material. There is no bright-line standard for assessing materiality.
    It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all relevant facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.
    While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.

(Effective February 27, 2025)

    Examples of material information include: financial results; financial guidance; changes to previously announced earnings guidance; significant changes in management; proposed major mergers, acquisitions, restructurings or divestitures; changes in dividends or dividend policy; the establishment, amendment, or termination of a Company repurchase program for AES Securities; significant financial liquidity problems; financing transactions not in the ordinary course of business; an extraordinary item for accounting purposes; important business developments, such as major raw material shortages or discoveries, and significant disruptions in operations or loss; material breach or unauthorized access to property or assets, including relating to a cybersecurity incident or attack; or a major pending or threatened litigation or government investigation. The information may be positive or negative.
    The public, the media, and the courts may use hindsight in judging what information is material.
nonpublic information means information that has not yet been disclosed broadly to the marketplace (for example, included in a press release or a filing with the SEC) and for which the investing public has not had time to absorb and evaluate the information. Release of information to the media does not immediately free insiders to trade. If the information has been widely disseminated, it is recommended to wait at least one full business day after publication (except as otherwise provided in “Blackout Periods”).
trading, trade or traded includes purchases and sales of AES Securities, as well as writing options or transferring to or from the AES stock fund under the savings plan, deferred compensation plans or other benefit plans. For purposes of Appendix B (Policy on Trading on behalf of AES) trade includes any issuance, purchase, repurchase, tender offer, buy back, open market purchase or other similar transaction involving AES Securities executed with a third-party that is not another AES company.
CONTACTS FOR QUESTIONS:
If you have any questions about this Policy, please contact the General Counsel or the Chief Corporate Counsel.

(Effective February 27, 2025)

Appendix A
AES Rule 10b5-1 Trading Plan Guidelines

These guidelines are designed to facilitate the review of pre-arranged trading plans under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) submitted to the General Counsel and the Chief Corporate Counsel of The AES Corporation (“AES” or the “Company”) for review and pre-approval pursuant to the Company’s Insider Trading Policy (the “Policy”). The General Counsel has been authorized by the Board of Directors of the Company to amend these guidelines at any time for the purpose of conforming these guidelines with applicable law, in accordance with legal advice, or the rules and regulations of the Securities and Exchange Commission.
Pre-Arranged Plan Provisions—Each pre-arranged trading plan will be reviewed and pre-approved by the General Counsel or the Chief Corporate Counsel. The General Counsel or the Chief Corporate Counsel will determine whether the proposed pre-arranged trading plan contains the following mandatory terms, unless the General Counsel or the Chief Corporate Counsel recognizes there is an exception in a particular case.
    The plan must affirm an intent to comply with Rule 10b5-1.
    If the person entering into (or modifying) the plan is an “officer” (as defined in Rule 16a-1(f) of the Exchange Act, an “Officer”) of the Company or a member of the Board of Directors of the Company (a “Director”), the plan must include a certification by such person that, on the date of adoption (or modification) of the plan, such person is not aware of material nonpublic information about the Company or its securities.
    If the person entering into (or modifying) the plan is an Officer or a Director, the plan must include a certification by the person that, on the date of adoption (or modification) of the plan, the person is adopting (or modifying) the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.
    The plan must specify the nature of the transactions (e.g., purchase or sale).
    The plan must not permit the exercise of any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, did exercise such influence must not have been aware of material nonpublic information when doing so.
    The plan must specify the terms of all transactions (identify the amounts, prices, and dates of proposed transactions).
    If the person entering into (or modifying) the plan is an Officer or a Director, the plan must provide for a cooling-off period of at least the later of (1) 90 days after the adoption (or modification) of the plan and (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (or modified) (but not to exceed 120 days following plan adoption (or modification)), before execution of the first transaction (or next transaction, in the case of a modification) under the plan.
    If the person entering into (or modifying) the plan is not an Officer or Director, the plan must provide for a cooling-off period of at least 30 days after adoption (or modification) of the plan before execution of the first transaction (or next transaction, in the case of a modification) under the plan.
    The plan must specify a termination date that is at least six months following the effective date of the plan.

(Effective February 27, 2025)

    If the person entering into (or modifying) the plan is an Officer or Director, the plan must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions to the General Counsel and the Chief Corporate Counsel for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act of 1933 and Section 16 under the Exchange Act.
Additional Requirements/Considerations—The following requirements and considerations apply in connection with any pre-arranged trading plan, unless the General Counsel recognizes there is an exception in a particular case.
    A plan must be entered into (or modified) in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.
    Once a plan has been entered into (or modified), the person entering into the plan must act in good faith with respect to such plan throughout the duration of the plan.
    Any modification or change to the amount, price or timing of the purchase or sale of securities underlying a plan will generally be considered a termination of such plan and the adoption of a new plan.
    The plan may not be entered into, modified, or terminated during a blackout period.
    The plan must be entered into, modified or terminated while the person entering into, modifying, or terminating the plan is not aware of any material nonpublic information regarding the Company and its securities.
    The plan may not be modified or terminated without the prior approval of the General Counsel and the Chief Corporate Counsel, which approval may require a waiting period, as appropriate.
    The person entering into (or modifying) the plan may generally only have one pre-arranged trading plan in effect at any time. However, a person may maintain two separate plans at the same time so long as trading pursuant to the later-commencing plan is not authorized to begin until after all trades under an earlier-commencing plan are completed or have expired without execution (if an individual otherwise terminates the earlier-commencing plan, the later-commencing plan would be subject to a new cooling-off period, as described above).
    If the plan is designed to effect the open-market purchase or sale of the total amount of securities subject to such plan as a single transaction (a “single-trade plan”), the person entering into (or modifying) the plan must not have entered into (or modified) another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1.
    In the case of Officers and Directors, the adoption, modification, or termination of a plan, the material terms of a plan (other than price), and transactions pursuant to a plan will be publicly disclosed in accordance with the applicable laws, rules, and regulations of the Securities and Exchange Commission.
    In connection with the entry into (or modification of) a plan, an Officer or Director should consider, in consultation with the General Counsel, Section 16(b) of the Exchange Act. Most transactions under Rule 10b5-1 trading plans are likely to involve open-market sales or purchases that could be matched with opposite-way transactions within less than six months to produce profits recoverable by the Company under Section 16(b). An Officer or Director establishing a plan should determine whether there are any potentially matchable transactions in the past, or in the future, that could cause profits from plan transactions to be recovered by the Company under Section 16(b).

(Effective February 27, 2025)